POWER OF ATTORNEY

Know all men by these present that I, Sidney C. Sczygelski, the undersigned, of Medford, Wisconsin, hereby make, constitute, and appoint William A. Weiland and Scot Thompson, and each of them, my true and lawful attorneys-in-fact for me, on my behalf, and in my name, place and stead, to execute any and all forms or documents which at any time are required to be filed by me with the Securities and Exchange Commission by reason of my position as an officer and/or director of Mid-Wisconsin Financial Services, Inc. pursuant to the rules and regulations promulgated under Section 16 of the Securities Exchange Act of 1934.

Dated:	12/14/2011	/s/ Sidney C. Sczygelski
Sidney C. Sczygelski